EXHIBIT 99.1

Contact:	Michael Burnett Senior Vice President, Treasurer 480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
COMPANY ESTABLISHES OUTLOOK FOR 2006
Scottsdale, AZ — February 9, 2006 — Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for the fourth quarter and year ended December 31, 2005, and also announced its outlook for the full year 2006.
Allied Waste highlighted the following information from its reported financial results for the fourth quarter:
➢	Diluted earnings per share increased to $0.15 compared to $0.04 for the fourth quarter 2004;

➢	Internal revenue growth increased 6.7% over the prior year, driven by average price increases of 5.0% and average volume increases of 1.7%;

➢	Operating income increased to $235 million compared to $194 million for the fourth quarter 2004;

➢	Operating income before depreciation and amortization* increased to $373 million compared to $332 million for the fourth quarter 2004;

➢	Income from continuing operations increased to $67 million from $17 million in the fourth quarter 2004 due to improved operating results and lower interest expense and tax rate; and

➢	Cash flow from operations increased to $240 million compared to $212 million for the fourth quarter 2004.
Revenue for the fourth quarter ended December 31, 2005 increased by $81 million, or 5.9%, to $1.468 billion from $1.387 billion in the fourth quarter 2004. The increase in revenue resulted from internal growth of 6.7% reflecting growth in all core lines of business. Core internal revenue growth was comprised of a $65 million, or 5.0%, increase in same store average unit price, which includes a 3.0% increase associated with a fuel recovery fee initiated in 2005, and a $23 million, or 1.7%, increase in same store volumes. Non-core revenue decreased by approximately $7 million primarily due to lower recycling commodity prices.
Operating income for the fourth quarter 2005 increased to $235 million from $194 million for the fourth quarter 2004 and operating income before depreciation and amortization* increased to $373 million, from $332 million in the fourth quarter of 2004. The increase in operating income was driven primarily by price and volume increases along with productivity improvements which more than compensated for cost inflation and the increase in diesel fuel costs.
Income from continuing operations for the fourth quarter increased to $67 million from $17 million due to improved operating results, lower interest expense and a reduction in the quarter’s tax rate from 63% to 36%. The quarter’s tax rate benefited by $13 million, or $0.03 per share, primarily related to state income taxes. Diluted earnings per share for the fourth quarter 2005 increased to $0.15, compared to $0.04 in the fourth quarter 2004.
Cash flow from operations in the fourth quarter 2005 increased to $240 million from $212 million in the fourth quarter 2004. The increase in cash flow from operations was driven primarily by the increase in net income. During the fourth quarter 2005, free cash flow* was $63 million, compared to $89 million in the fourth quarter 2004. The decrease in free cash flow* in 2005 as compared to 2004 was driven by a lesser benefit from working capital, partially offset by the increase in operating income before depreciation and amortization*.
Allied Waste also highlighted the following information from its reported financial results for the full year ended December 31, 2005:
➢	Diluted earnings per share from continuing operations increased to $0.43 compared to $0.11 for 2004;

➢	Revenue increased 4% to $5.735 billion, exceeding its original revenue growth goal of 2%. This resulted from internal growth of 5%, comprised of 2.2% price and 2.8% volume growth;

➢	Operating income increased to $916 million compared to $886 million for 2004;

➢	Operating income before depreciation and amortization* increased to $1.470 billion compared to $1.446 billion for 2004;

➢	Income from continuing operations increased to $194 million from $58 million for 2004 due to improved operating results and lower interest expense and tax rate;

➢	Cash flow from operations increased to $713 million compared to $650 million for 2004;

➢	Free cash flow* was $49 million compared to $219 for 2004, declining due to increased capital reinvestment and a lesser benefit from working capital in 2005;

➢	Capital re-investment in fixed assets of $696 million met expectations; and

➢	Debt was reduced by $665 million, to $7.1 billion, primarily driven by capital markets transactions in the first half of 2005.
“Our fourth quarter results clearly demonstrate that a turnaround is underway at Allied Waste,” said John J. Zillmer, Chairman and CEO of Allied Waste. “Through strong pricing and successful productivity initiatives, we improved our operating results, generating free cash flow to support increased capital re-investment levels and debt repayment. In 2005, Allied Waste created a platform for growth and we are excited about the prospects for 2006 and beyond.”
2006 OUTLOOK
Allied Waste also announced its outlook for the full year 2006 including the following:
➢	Revenue growth of approximately 4% to 5%, including price growth of 2% to 3% and volume growth of 2% to 3%;

➢	Operating income (earnings before interest and taxes) of approximately $900 million to $975 million;

➢	Depreciation and amortization of approximately $600 million, or approximately 10% of revenue;

➢	Cash flow from operations of approximately $850 million to $900 million, including the impact of the change in disbursements account, which is reflected in financing activities;

➢	Capital expenditures of approximately $700 million;

➢	Free cash flow of approximately $150 million to $200 million. In 2006 we will present Free Cash Flow as cash flow from operations, (including the impact of the change in disbursements account which is reflected in financing activities) less capital expenditures, plus proceeds from fixed asset sales. This conforms to the industry’s presentation of free cash flow.
➢	Dividends on preferred stock of approximately $50 million; and

➢	Debt repayment of approximately $100 million to $150 million.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the fourth quarter results on Thursday, February 9th at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2005, the Company operated a network of 310 collection companies, 166 transfer stations, 169 active landfills and 57 recycling facilities in 37 states and Puerto Rico.

* Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses operating income before depreciation and amortization and free cash flow, which are non-GAAP measures. We believe that our presentation of operating income before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of its geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization to operating income:

	For the Three Months Ended December 31,
($ in millions)	2005	2004
Operating income before depreciation and amortization	$373.4	$331.7
Less: Depreciation and amortization	138.1	138.1

Operating income	$235.3	$193.6

	For the Year Ended December 31,
($ in millions)	2005	2004
Operating income before depreciation and amortization	$1,469.9	$1,445.7
Less: Depreciation and amortization	554.4	559.3

Operating income	$915.5	$886.4

For years prior to 2006, free cash flow is defined as operating income before depreciation and amortization plus other non-cash items, less cash interest, cash dividends, cash taxes, capping, closure, post-closure and environmental expenditures, capital expenditures (other than for acquisitions) and changes in working capital. For the year ended December 31, 2005 free cash flow also excludes IRS litigation related payment of $24.1 million. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations:

	For the Three Months Ended
	December 31,
($ in millions)	2005	2004
Free cash flow	$62.7	$89.1
Add: Capital expenditures	204.5	216.6
Capitalized interest	3.8	3.1
Payments of preferred stock dividends	14.8	5.4
Change in disbursement account	(43.4)	(94.9)
IRS litigation related payment	(1.5)	—
Premiums on debt repurchases	—	(3.8)
Other	(0.9)	(3.5)

Cash provided by operating activities from continuing operations	$240.0	$212.0

	For the Year Ended December 31,
($ in millions)	2005	2004
Free cash flow	$49.3	$218.6
Add: Capital expenditures	695.9	582.9
Capitalized interest	14.5	13.0
Payments of preferred stock dividends	48.9	21.6
Change in disbursement account	(21.9)	(53.8)
IRS litigation related payment	(24.1)	—
Premiums on debt repurchases	(49.4)	(129.6)
Other	(0.6)	(2.7)

Cash provided by operating activities from continuing operations	$712.6	$650.0

Beginning in 2006, free cash flow will be defined as cash flow from operations, (including the impact of the change in disbursements account which is reflected in financing activities) less capital expenditures, plus proceeds from fixed asset sales. This conforms to the industry’s presentation of free cash flow.
Following is a reconciliation of the 2006 free cash flow outlook to cash provided by operating activities from continuing operations using the method described above (in millions):

2006 Outlook
Free cash flow	$150-200
Add: capital expenditures	700

Cash provided by operating activities including the impact of the change in disbursement account	$850-900
Add: change in disbursement account	50

Cash provided by operating activities from continuing operations	$900-950

Allied does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates,” “prospects” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding whether a turnaround is underway or will continue, our outlook for 2006, our ability to grow and to meet our full year goals for 2006, and our prospects for 2006 and beyond.
These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues because our objectives for price increases, including fuel recovery fees, or revenue growth may not be attained; (4) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (5) price increases may not be adequate to offset the impact of inflation on our costs (6) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt, possible mark to market changes on certain interest rate hedges; (7) we may not realize all of the expected benefits from our market rationalization plan; (8) severe weather conditions could impair our operating results; (9) the covenants in our credit facilities and indentures may limit our ability to operate our business; (10) we could be unable to obtain required permits; (11) we may be unable to raise additional capital to meet our operational needs; (12) our ability to service and refinance our debt and operate our business because of our significant leverage; (13) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (14) we may be unable to obtain financial assurances, including if our bonds are downgraded; (15) government regulations may increase the cost of doing business; (16) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (17) potential increases in commodity, insurance, oil and fuel prices may make it more expensive to operate our business; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs; (22) potential volatility resulting from impairment of the Company’s goodwill; (23) potential issues arising from changes in accounting estimates and judgments; and (24) the outcome of legal or tax proceedings.
Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management’s Discussion and Analysis in Allied’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

			For the Three
	For the Three		Months Ended
	Months Ended	% of	December 31,	% of
	December 31, 2005	Revenues	2004(A)	Revenues
Revenue	$1,468.0	100.0%	$1,386.6	100.0%
Cost of operations	957.7	65.2%	905.9	65.3%
Selling, general and administrative expenses	136.9	9.3%	149.0	10.7%
Depreciation and amortization	138.1	9.5%	138.1	10.0%

Operating income	235.3	16.0%	193.6	14.0%
Interest expense and other (B)	130.3	8.8%	147.1	10.6%

Income before income taxes	105.0	7.2%	46.5	3.4%
Income tax expense (C)	37.6	2.6%	29.4	2.2%
Minority interest	0.5	0.0%	0.2	0.0%

Income from continuing operations	66.9	4.6%	16.9	1.2%
Discontinued operations, net of tax	0.6	0.0%	0.5	0.1%
Cumulative effect of change in accounting principle, net of tax	(0.8)	(0.1)%	—	—%

Net income	66.7	4.5%	17.4	1.3%
Dividends on Series C Preferred Stock	(5.4)	(0.4)%	(5.4)	(0.4)%
Dividends on Series D Preferred Stock	(9.4)	(0.6)%	—	—%

Net income available to common shareholders	$51.9	3.5%	$12.0	0.9%

Weighted average common and common equivalent shares	449.7		319.6

Diluted income per share from continuing operations	$0.15		$0.04

Diluted income per share	$0.15		$0.04

Operating income before depreciation and amortization (D)	$373.4	25.4%	$331.7	23.9%

(A)	Historically we have reported certain taxes imposed on landfill and transfer volumes as a reduction of revenue because they were viewed as pass through costs generally collected from customers. In addition, we reported a small but growing amount of administrative fees billed to customers as an offset to our administrative costs. Effective April 2005, we began recording all taxes that create direct obligations for us as operating expenses and recording fees billed to our customers as revenue. This presentation is in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The impact on prior period financial statements was not material. Notwithstanding materiality, we opted to conform the prior year’s presentation of our revenues and expenses with the current year’s presentation by increasing revenue, cost of operations and selling, general and administrative expenses. These adjustments had no impact on our consolidated operating income, net income, earnings per share, cash flows, or any balance sheet caption for any previous periods. Revenue, cost of operations and selling, general and administrative expenses for the quarter ended December 31, 2004 increased by approximately $39.4 million, $34.9 million and $4.5 million, respectively.

(B)	Interest expense and other for 2004 includes: (a) $4.6 million (or $0.01 per share), related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt, and (b) $1.0 million (or $0.00 per share) of net gain, related to non-hedge accounting interest rate swap contracts.

(C)	For 2005, income tax expense includes a $12.6 million (or $0.03 per share) benefit primarily driven by state income taxes which reduced the fourth quarter expense and relate to the current year and 2004 provision to return adjustments.

(D)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1. Operating income before depreciation and amortization from discontinued operations is not reported in this amount.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

			For the Year Ended
	For the Year Ended	% of	December 31,	% of
	December 31, 2005	Revenues	2004(A)	Revenues
Revenue	$5,734.8	100.0%	$5,514.0	100.0%
Cost of operations	3,745.7	65.3%	3,514.6	63.8%
Selling, general and administrative expenses	519.2	9.1%	553.7	10.0%
Depreciation and amortization	554.4	9.6%	559.3	10.1%

Operating income	915.5	16.0%	886.4	16.1%
Interest expense and other (B)	588.0	10.3%	758.9	13.8%

Income before income taxes	327.5	5.7%	127.5	2.3%
Income tax expense (C)	133.9	2.3%	72.2	1.2%
Minority interest	(0.2)	(0.0)%	(2.7)	(0.0)%

Income from continuing operations	193.8	3.4%	58.0	1.1%
Discontinued operations, net of tax	10.8	0.2%	(8.7)	(0.2)%
Cumulative effect of change in accounting principle, net of tax	(0.8)	(0.0)%	—	—%

Net income	203.8	3.6%	49.3	0.9%
Dividends on Series C Preferred Stock	(21.6)	(0.4)%	(21.6)	(0.4)%
Dividends on Series D Preferred Stock	(30.4)	(0.6)%	—	—%

Net income available to common shareholders	$151.8	2.6%	$27.7	0.5%

Weighted average common and common equivalent shares	330.1		319.7

Diluted income per share from continuing operations	$0.43		$0.11

Diluted income per share	$0.46		$0.09

Operating income before depreciation and amortization (D)	$1,469.9	25.6%	$1,445.7	26.2%

(A)	Historically we have reported certain taxes imposed on landfill and transfer volumes as a reduction of revenue because they were viewed as pass through costs generally collected from customers. In addition, we reported a small but growing amount of administrative fees billed to customers as an offset to our administrative costs. Effective April 2005, we began recording all taxes that create direct obligations for us as operating expenses and recording fees billed to our customers as revenue. This presentation is in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The impact on prior period financial statements was not material. Notwithstanding materiality, we opted to conform the prior year’s presentation of our revenues and expenses with the current year’s presentation by increasing revenue, cost of operations and selling, general and administrative expenses. These adjustments had no impact on our consolidated operating income, net income, earnings per share, cash flows, or any balance sheet caption for any previous periods. Revenue, cost of operations and selling, general and administrative expenses for the year ended December 31, 2004 increased by approximately $152.0 million, $139.8 million and $12.2 million, respectively.

(B)	Interest expense and other includes $62.6 million (or $0.11 per share) and $156.2 million (or $0.29 per share), for 2005 and 2004, respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt and for 2004, $9.6 million (or $0.02 per share) of net gain related to non-hedge accounting interest rate swap contracts and amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts.

(C)	For 2005, income tax expense includes a $34.6 million (or $0.10 per share) benefit primarily driven by the pending sales of certain operations and 2004 provision to return adjustments primarily related to state income taxes.

(D)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1. Operating income before depreciation and amortization from discontinued operations is not reported in this amount.